Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM INDUSTRIES ANNOUNCES 2012 FOURTH QUARTER and

FULL-YEAR FINANCIAL RESULTS

Increases and Accelerates Payment of 187th Consecutive Quarterly Dividend

Fourth Quarter Cash Flow from Operations of $67 Million

New York, NY – December 10, 2012 – ABM (NYSE:ABM), a leading provider of integrated facility solutions, today announced financial results for the fiscal 2012 fourth quarter and full year that ended October 31, 2012.

	Quarter Ended			Year Ended
(in millions, except per share data)	October 31,		Increase	October 31,		Increase
(unaudited)	2012	2011	(Decrease)	2012	2011	(Decrease)
Revenues	$1,090.0	$1,081.3	0.8%	$4,300.3	$4,246.8	1.3%

Income from continuing operations	$27.7	$18.2	52.2%	$62.7	$68.7	(8.7)%
Income from continuing operations per diluted share	$0.50	$0.33	51.5%	$1.14	$1.27	(10.2)%

Adjusted income from continuing operations	$27.7	$20.4	35.8%	$76.1	$75.0	1.5%
Adjusted income from continuing operations per diluted share	$0.50	$0.37	35.1%	$1.39	$1.39	0.0%

Net income	$27.7	$18.0	53.9%	$62.6	$68.5	(8.6)%
Net income per diluted share	$0.50	$0.33	51.5%	$1.14	$1.27	(10.2)%

Net cash provided by operating activities	$66.8	$75.2	(11.2)%	$150.6	$160.0	(5.9)%
Adjusted EBITDA	$50.2	$51.3	(2.1)%	$176.4	$184.0	(4.1)%

(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “Adjusted income from continuing operations”, and “Adjusted income from continuing operations per diluted share” (or “Adjusted EPS”). Refer to the accompanying financial tables for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

Executive Summary:

•

Revenues were $1.09 billion in the fiscal 2012 fourth quarter, up approximately 1% compared to $1.08 billion last year, as sluggish economic conditions and lower government spending continued to impact operating results.

•	Excluding the Company’s government business, revenue grew approximately 2.6% in the fourth quarter.

•

Adjusted income from continuing operations for the fiscal 2012 fourth quarter was $0.50 per diluted share, up 35.1% versus $0.37 per diluted share in the prior year. The increase is primarily due to a $0.11 per diluted share net benefit from a one-time discrete tax item.

•

Operating profit for the fourth quarter of fiscal 2012 increased 9.9% compared to fiscal 2011. All four service-line segments generated higher operating profit with Facility Solutions achieving a year-over-year increase of 13.2%.

•

Net cash flow from continuing operations was $66.8 million for fiscal 2012 fourth quarter, compared to $75.2 million for the same period last year. Fiscal 2012 fourth quarter income taxes paid increased by $4.8 million.

•	Outstanding borrowings under the Company’s credit facility decreased by $37.0 million in the fourth quarter and for the fiscal year by $85.0 million from $300 million to $215 million.

Fourth Quarter Results and Recent Events

“Our fourth quarter and fiscal year-end operational results were in-line with our revised guidance and cash flow from operations was again very strong,” said ABM’s president and chief executive officer Henrik Slipsager. “On a year-over-year basis, we generated higher revenues on a consolidated basis as we benefited from new business in Janitorial, Security and Parking. Revenue for Facility Solutions continued to be negatively impacted by diminished sales to the U.S. Government, which decreased 34% year-over-year in the fourth quarter of 2012. Excluding the government business, consolidated revenue grew approximately 2.6%.”

Slipsager continued, “Operating profit for the fiscal 2012 fourth quarter was $36.7 million, a $3.3 million or 9.9% increase from $33.4 million in the same period last year. The increase in operating profit is primarily due to new business in the Janitorial and Facility Solutions segments. For the quarter, Facility Solutions achieved a 13.2% increase in operating profit compared to fiscal 2011. Cash flow from operations continued to be strong with ABM generating $66.8 million for the fourth quarter and $150.6 million for the fiscal year. This marks the third consecutive year the company generated cash flow from operations of $150 million or more. A significant achievement, especially when you consider cash flow from operations was $68 million in fiscal 2008.”

James Lusk, executive vice president and chief financial officer, added, “The Company’s strong cash flow generation for the fiscal year enabled us to reduce debt levels by $85 million since the end of fiscal 2011 and to continue to return value to shareholders through the payment of a quarterly cash dividend. After fiscal year-end, we closed three strategic acquisitions for an aggregate purchase price of approximately $199 million. These transactions were funded by borrowings under our $650 million credit facility and excluding transaction and integration costs, are expected to be slightly accretive for fiscal 2013.”

Interest expense for the fiscal 2012 fourth quarter was $2.3 million, a $1.0 million decrease from $3.3 million in the fourth quarter of 2011 due to lower average borrowings and lower average interest rates on the Company’s credit facility.

The effective tax rate for the fourth quarter of fiscal year 2012 was 21.8%, compared to 41.8% in the same period last year. As previously communicated, the tax provision for the fourth quarter of fiscal 2012 included a one-time discrete tax benefit.

Slipsager observed, “Fiscal 2012 results were adversely impacted by the early withdrawal of troops from Iraq and one additional workday, which negatively impacts the Janitorial segment because of fixed price contracts, compared to fiscal 2011. Despite this, we ended the fiscal year with improved operational results and sales as we continued to focus on managing operating margins and building on investments we made in a number of key initiatives to drive long-term growth.”

Fiscal 2012 Results

The Company reported revenues for the fiscal year ended October 31, 2012 of $4.30 billion, a 1.3% increase compared to year-ago revenues of $4.25 billion. Income from continuing operations for the fiscal year 2012 was $62.7 million, or $1.14 per diluted share, compared to $68.7 million, or $1.27 per diluted share, for the fiscal year 2011.

Adjusted income from continuing operations for the fiscal year 2012 was $76.1 million, or $1.39 per diluted share, essentially flat, compared to $75.0 million, or $1.39 per diluted share, for the fiscal year 2011.

Strategy Update

Slipsager concluded, “We continue to focus on our long-term strategic goals and are pleased with the progress we are making. The recent acquisitions of Air Serv and HHA along with our initial steps to streamline internal assets and focus resources on vertical markets are improving our long-term growth prospects. The acquisition of Air Serv strengthens ABM’s position in the aviation vertical with over $650 million in annual revenue and their European operations will serve as a strategic base as we seek to expand our global presence in other verticals. With the HHA transaction, ABM has consolidated and strengthened our healthcare capabilities considerably. These acquisitions along with the investments and acquisitions we have made in our on-demand and mobile businesses uniquely position ABM to meet the long-term growth opportunities in the facility services industry.”

Dividend

The Company also announced that the Board of Directors has declared a first quarter cash dividend of $0.15 per common share – which is a 3.5% increase—payable on December 28, 2012 to stockholders of record on December 21, 2012. This will be ABM’s 187th consecutive quarterly cash dividend.

Outlook

At this time, given the economic and government spending uncertainties relating to possible sequestration under the Budget Control Act of 2011, commonly referred to as the “fiscal cliff”, the Company is not providing guidance for fiscal year 2013. The Company anticipates providing guidance in March 2013, when it reports results of its first fiscal quarter.

Earnings Webcast

On Tuesday, December 11, at 9:00 a.m. (EST), ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager, executive vice president and chief financial officer James Lusk, executive vice president Jim McClure, and executive vice president Tracy Price. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Presentations” tab.

The webcast will be accessible at: http://investor.abm.com/eventdetail.cfm?eventid=117914

Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 664-7395 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (855) 859-2056 and then entering ID #23271248.

Earnings Webcast Presentation

In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Presentations” tab.

ABOUT ABM

ABM (NYSE:ABM) is a leading provider of integrated facility solutions. Thousands of commercial, industrial, government and retail clients outsource their non-core functions to ABM for consistent quality service that meets their specialized facility needs. ABM’s comprehensive capabilities include expansive facility services, energy solutions, commercial cleaning, maintenance and repair, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. With more than $4 billion in revenues and 100,000 employees deployed throughout the United States and various international locations, ABM delivers custom facility solutions to meet the unique client requirements of multiple industries –- ranging from healthcare, government and education to high-tech, aviation and manufacturing. ABM leverages its breadth of services, deep industry expertise and technology-enabled workforce to preserve and build value for clients’ physical assets. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These factors include but are not limited to the following: (1) risks relating to our acquisition strategy may adversely impact our results of operations; (2) our strategy of moving to an integrated facility solutions provider platform, focusing on vertical market strategy, may not generate the growth in revenues or profitability that we expect; (3) we are subject to intense competition that can constrain our ability to gain business, as well as our profitability; (4) increases in costs that we cannot pass on to clients could affect our profitability; (5) we have high deductibles for certain insurable risks and, therefore, are subject to volatility associated with those risks; (6) we primarily provide our services pursuant to agreements which are cancelable by either party upon 30 to 90 days’ notice; (7) our success depends on our ability to preserve our long-term relationships with clients; (8) our international business exposes us to additional risks; (9) we conduct some of our operations through joint ventures and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations or the improper conduct of joint venture employees, joint venture partners or agents; (10) significant delays or reductions in appropriations for our government contracts as well as changes in government and client priorities and requirements (including cost-cutting, the potential deferral of awards, reductions or terminations of expenditures in response to the priorities of Congress and the Executive Office, or budgetary cuts) may negatively affect our business, and could have a material adverse effect on our financial position, results of operations or cash flows; (11) negative or unexpected tax consequences could adversely affect our results of operations; (12) we are subject to business continuity risks associated with centralization of certain administrative functions; (13) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (14) deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, could reduce our earnings and adversely affect our financial condition; (15) a variety of factors could adversely affect the results of operations of our building and energy services business; (16) financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results; (17) our ability to operate and pay our debt obligations depends upon our access to cash; (18) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (19) uncertainty in the credit markets may negatively impact our costs of borrowing, our ability to collect receivables on a timely basis and our cash flow; (20) we incur accounting a and other control costs that reduce profitability; (21) sequestration under the Budget Control Act of 2011 or alternative measures that may be adopted in lieu of sequestration may negatively impact our business; (22) any future increase in the level of debt or in interest rates can negatively affect our results of operations; (23) an impairment charge could have a material adverse effect on our financial condition and results of operations; (24) we are defendants in a number of class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; (25) federal health care reform legislation may adversely affect our business and results of operations; (26) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations and financial results; (27) labor disputes could lead to loss of revenues or expense variations; (28) we participate in multi-employer pension plans which under certain circumstances could result in material liabilities being incurred; and (29) natural disasters or acts of terrorism could disrupt services.

Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011 and in other reports the Company files from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations, as adjusted for items impacting comparability, for the fourth quarter and twelve months of fiscal years 2012 and 2011. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the fourth quarter and twelve months of fiscal years 2012 and 2011. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

###

Contact:
Investors & Analysts:	David Farwell	Media: Chas Strong
	(212) 297-9792	(770) 953-5072
	dfarwell@abm.com	chas.strong@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Quarter Ended October 31,		Increase
(In thousands, except per share data)	2012	2011	(Decrease)
Revenues	$1,090,001	$1,081,343	0.8%
Expenses
Operating	968,416	959,592	0.9%
Selling, general and administrative	79,571	82,356	(3.4)%
Amortization of intangible assets	5,280	5,975	(11.6)%

Total expenses	1,053,267	1,047,923	0.5%

Operating profit	36,734	33,420	9.9%
Income from unconsolidated affiliates, net	1,015	1,130	(10.2)%
Interest expense	(2,317)	(3,328)	(30.4)%

Income from continuing operations before income taxes	35,432	31,222	13.5%
Provision for income taxes	(7,727)	(13,040)	(40.7)%

Income from continuing operations	27,705	18,182	52.4%
Loss from discontinued operations, net of taxes	(42)	(134)	(68.7)%

Net income	$27,663	$18,048	53.3%

Net income per common share—basic
Income from continuing operations	$0.51	$0.34	(55.8)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.51	$0.34	(55.8)%

Net income per common share—diluted
Income from continuing operations	$0.50	$0.33	51.5%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.50	$0.33	51.5%

Weighted-average common and common equivalent shares outstanding
Basic	54,362	53,331
Diluted	55,200	54,158

Dividends declared per common share	$0.145	$0.145

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Year Ended October 31,		Increase
(In thousands, except per share data)	2012	2011	(Decrease)
Revenues	$4,300,265	$4,246,842	1.3%
Expenses
Operating	3,854,380	3,781,264	1.9%
Selling, general and administrative	327,855	324,762	1.0%
Amortization of intangible assets	21,464	23,248	(7.7)%

Total expenses	4,203,699	4,129,274	1.8%

Operating profit	96,566	117,568	(17.9)%
Other-than-temporary impairment credit losses on auction rate security recognized in earnings	(313)	—	NM *
Income from unconsolidated affiliates, net	6,395	3,915	63.3%
Interest expense	(9,999)	(15,805)	(36.7)%

Income from continuing operations before income taxes	92,649	105,678	(12.3)%
Provision for income taxes	(29,931)	(36,980)	(19.1)%

Income from continuing operations	62,718	68,698	(8.7)%
Loss from discontinued operations, net of taxes	(136)	(194)	(29.9)%

Net income	$62,582	$68,504	(8.6)%

Net income per common share—basic
Income from continuing operations	$1.16	$1.29	(10.1)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$1.16	$1.29	(10.1)%

Net income per common share—diluted
Income from continuing operations	$1.14	$1.27	(10.2)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$1.14	$1.27	(10.2)%

* Not Meaningful

Weighted-average common and common equivalent shares outstanding
Basic	53,987	53,121
Diluted	54,914	54,103

Dividends declared per common share	$0.580	$0.565

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Quarter Ended October 31,
(In thousands)	2012	2011
Net cash provided by continuing operating activities	$66,790	$74,248
Net cash provided by discontinued operating activities	42	905

Net cash provided by operating activities	$66,832	$75,153

Net cash used in investing activities	$(2,618)	$(4,847)

Proceeds from exercises of stock options (including income tax benefit)	$2,442	$189
Dividends paid	(7,884)	(7,466)
Deferred financing costs paid	—	(30)
Borrowings from line of credit	169,000	145,000
Repayment of borrowings from line of credit	(206,000)	(210,000)
Changes in book cash overdrafts	37	(11,146)

Net cash used in financing activities	$(42,405)	$(83,453)

	Year Ended October 31,
(In thousands)	2012	2011
Net cash provided by continuing operating activities	$148,946	$156,800
Net cash provided by discontinued operating activities	1,665	3,190

Net cash provided by operating activities	$150,611	$159,990

Purchase of businesses, net of cash acquired	(5,962)	(290,253)
Other investing activities	(23,875)	(17,159)

Net cash used in investing activities	$(29,837)	$(307,412)

Proceeds from exercises of stock options (including income tax benefit)	$12,497	$9,708
Dividends paid	(31,309)	(29,744)
Deferred financing costs paid	(14)	(5,021)
Borrowings from line of credit	773,000	885,500
Repayment of borrowings from line of credit	(858,000)	(726,000)
Changes in book cash overdrafts	44	—

Net cash (used in) provided by financing activities	$(103,782)	$134,443

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,	October 31,
(In thousands)	2012	2011
Assets
Cash and cash equivalents	$43,459	$26,467
Trade accounts receivable, net	561,317	552,098
Notes receivable and other	61,654	52,756
Prepaid expenses	46,672	41,823
Prepaid income taxes	385	7,205
Deferred income taxes, net	43,671	40,565
Insurance recoverables	9,870	10,851
Current assets of discontinued operations	399	1,992

Total current assets	767,427	733,757

Insurance deposits	31,720	35,974
Other investments and long-term receivables	5,666	5,798
Investments in unconsolidated affiliates, net	14,863	14,423
Investments in auction rate securities	17,780	15,670
Property, plant and equipment, net	59,909	60,009
Other intangible assets, net	109,138	128,994
Goodwill	751,610	750,872
Noncurrent deferred income taxes, net	17,610	30,948
Noncurrent insurance recoverables	54,630	59,759
Other assets	38,898	43,394

Total assets	$1,869,251	$1,879,598

Liabilities
Trade accounts payable	$130,410	$130,464
Accrued liabilities
Compensation	121,855	112,233
Taxes—other than income	19,437	19,144
Insurance claims	80,192	78,828
Other	113,566	102,220
Income taxes payable	8,450	307

Total current liabilities	473,910	443,196

Noncurrent income taxes payable	27,773	38,236
Line of credit	215,000	300,000
Retirement plans and other	38,558	39,707
Noncurrent insurance claims	263,612	262,573

Total liabilities	1,018,853	1,083,712

Stockholders’ equity	850,398	795,886

Total liabilities and stockholders’ equity	$1,869,251	$1,879,598

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Quarter Ended October 31,		Increase
(In thousands)	2012	2011	(Decrease)
Revenues
Janitorial	$604,098	$596,638	1.3%
Facility Solutions	238,189	241,323	(1.3)%
Parking	154,022	153,363	0.4%
Security	93,452	89,747	4.1%
Corporate and other	240	272	(11.8)%

	$1,090,001	$1,081,343	0.8%

Operating Profit
Janitorial	$37,115	$35,679	4.0%
Facility Solutions	10,434	9,214	13.2%
Parking	7,579	7,458	1.6%
Security	3,016	2,957	2.0%
Corporate	(21,410)	(21,888)	2.2%

Operating profit	36,734	33,420	9.9%
Income from unconsolidated affiliates, net	1,015	1,130	(10.2)%
Interest expense	(2,317)	(3,328)	(30.4)%

Income from continuing operations before income taxes	$35,432	$31,222	13.5%

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Year Ended October 31,		Increase
(In thousands)	2012	2011	(Decrease)
Revenues
Janitorial	$2,394,344	$2,380,195	0.6%
Facility Solutions	924,415	899,381	2.8%
Parking	615,132	615,679	(0.1)%
Security	365,926	350,377	4.4%
Corporate	448	1,210	63.0%

	$4,300,265	$4,246,842	1.3%

Operating Profit
Janitorial	$135,967	$140,621	(3.3)%
Facility Solutions	31,965	33,384	(4.3)%
Parking	26,189	24,257	8.0%
Security	7,835	7,968	(1.7)%
Corporate and other	(105,390)	(88,662)	(18.9)%

Operating profit	96,566	117,568	(17.9)%
Other-than-temporary impairment credit losses on auction rate security recognized in earnings	(313)	—	NM *
Income from unconsolidated affiliates, net	6,395	3,915	63.3%
Interest expense	(9,999)	(15,805)	(36.7)%

Income from continuing operations before income taxes	$92,649	$105,678	(12.3)%

*	Not Meaningful

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	Quarter Ended October 31,		Year Ended October 31,
	2012	2011	2012	2011
Reconciliation of Adjusted Income from Continuing Operations to Net Income
Adjusted income from continuing operations	$27,730	$20,377	$76,122	$74,962
Items impacting comparability, net of taxes	(25)	(2,195)	(13,404)	(6,264)

Income from continuing operations	27,705	18,182	62,718	68,698

Loss from discontinued operations, net of taxes	(42)	(134)	(136)	(194)

Net income	$27,663	$18,048	$62,582	$68,504

Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations

Adjusted income from continuing operations	$27,730	$20,377	$76,122	$74,962

Items impacting comparability:

Corporate initiatives and other (a)	(27)	(2,924)	(2,482)	(3,252)
Rebranding (b)	(672)	—	(2,755)	—
U.S. Foreign Corrupt Practices Act investigation (c)	(182)	—	(3,504)	—
Gain from equity investment (d)	(63)	—	2,925	—
Auction rate security credit loss	—	—	(313)	—
Self-insurance adjustment	2,182	223	(7,278)	(856)
Linc purchase accounting	—	—	—	(838)
Acquisition costs	(1,010)	(780)	(1,329)	(6,092)
Litigation and other settlements	(270)	355	(7,830)	1,402

Total items impacting comparability	(42)	(3,126)	(22,566)	(9,636)
Benefit from (provision for) income taxes	17	931	9,162	3,372

Items impacting comparability, net of taxes	(25)	(2,195)	(13,404)	(6,264)

Income from continuing operations	$27,705	$18,182	$62,718	$68,698

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA	$50,189	$51,339	$176,353	$184,023

Items impacting comparability	(42)	(3,126)	(22,566)	(9,636)
Loss from discontinued operations, net of taxes	(42)	(134)	(136)	(194)
Provision for income taxes	(7,727)	(13,040)	(29,931)	(36,980)
Interest expense	(2,317)	(3,328)	(9,999)	(15,805)
Depreciation and amortization	(12,398)	(13,663)	(51,139)	(52,904)

Net income	$27,663	$18,048	$62,582	$68,504

(Continued)

Reconciliation of Adjusted Income from Continuing Operations per Diluted

Share to Income from Continuing Operations per Diluted Share (Unaudited)

	Quarter Ended October 31,		Year Ended October 31,
	2012	2011	2012	2011
Adjusted income from continuing operations per diluted share	$0.50	$0.37	$1.39	$1.39

Items impacting comparability, net of taxes	—	(0.04)	(0.25)	(0.12)

Income from continuing operations per diluted share	$0.50	$0.33	$1.14	$1.27

Diluted shares	55,200	54,158	54,914	54,103

(a)	Corporate initiatives and other includes the integration costs associated with The Linc Group acquisition on December 1, 2010 and data center consolidation costs.
(b)	Represents costs related to the Company’s branding initiative.
(c)	Includes legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.
(d)	The Company’s share of a gain associated with property sales completed by one of its investments in a low income housing partnership.